Exhibit 99.1

Investor and Financial Contacts:

Amanda Clardy

Vice President, Investor Relations

(760) 603-7200

Invitrogen Announces Fourth Quarter and Full Year 2006 Results

Fourth quarter 2006 revenue $330 million, 6 percent increase over third quarter 2006

Cash flow from operations $107 million in the fourth quarter

Divestiture of BioReliance business unit announced

CARLSBAD, CA, February 13, 2007 — Invitrogen Corporation (Nasdaq: IVGN) today announced results for its fourth quarter and full year ended December 31, 2006. Revenues for the fourth quarter were $330 million, resulting in full year sales of $1,263 million, an increase of 5 percent over the $1,198 million reported for 2005.

“We are encouraged with our performance in the fourth quarter. We were able to make progress on several critical business issues in a short period of time, resulting in financial results above our expectations. In addition, we entered into a definitive agreement to divest BioReliance, allowing us now to focus on our platform of scientific technologies,” said Greg Lucier, Chairman and Chief Executive Officer of Invitrogen.

As a result of the portfolio review initiated last year, Invitrogen today announced several actions taken to leverage the company’s strengths and concentrate resources on core competencies. The company reached a definitive agreement to sell its BioReliance business unit to Avista Capital Partners for approximately $210 million. BioReliance, a contract service organization providing biological safety testing, toxicology, viral manufacturing, and laboratory animal diagnostic services, generated approximately $110 million in annual revenue. It will be considered a discontinued operating unit beginning January 1, 2007. The transaction is subject to customary closing conditions and is expected to close in the second quarter. UBS Investment Bank acted as exclusive financial advisor to Invitrogen on the transaction.

Invitrogen also announced that earlier this month it sold BioSource Europe S.A., a diagnostic business located in Belgium, to a private investor group in Belgium. This subsidiary, with revenues of $7 million per year, was a small component of BioSource, which was acquired in 2005.

Fourth quarter diluted earnings per share was a loss of $2.08, which includes $2.45 per share related to goodwill impairment charges primarily associated with the Cell Culture Systems segment, $0.13 per share

- more -

of stock option expensing and $0.51 per share for amortization and other items. On a non-GAAP basis, which excludes these items, diluted earnings per share was $1.01, an increase of 12 percent over the same period last year. For the full year, diluted earnings per share was a loss of $3.72, which includes $5.12 per share related to goodwill impairment charges, $0.57 per share of stock option expensing and $1.70 of other items noted in the table below. On a non-GAAP basis, full year earnings per share was $3.67. The following analysis of diluted earnings per share identifies specific items that affect the comparability of results between periods.

	Three Months Ending December 31,			Twelve Months Ending December 31,
	2006	2005	% Change	2006	2005	% Change
GAAP earnings per share	$(2.08)	$0.87	n/m	$(3.72)	$2.33	n/m
Amortization of acquisition related expenses	$0.36	$0.36		$1.46	$1.90
Amortization of in-process R&D	—	$0.04		—	—
Stock option expense (FAS123r)	$0.13	—		$0.57	—
Business integration expense	$0.06	—		$0.15	$0.01
Goodwill impairment	$2.45	—		$5.12	—
One time currency gains	—	$(0.38)		—	$(0.63)
Other	$0.09	$0.01		$0.09	$(0.16)
Non-GAAP earnings per share	$1.01	$0.90	12%	$3.67	$3.45	6%

Reconciliations between Invitrogen’s results and non-GAAP results for the periods reported are presented in the attached tables and on the company’s Investor Relations web page at www.invitrogen.com.

Analysis of Fourth Quarter and Fiscal Year 2006 Results

•

Fourth quarter 2006 revenues increased 6 percent over the previous quarter, driven by greater than expected adoption of new technologies, positive trends in the pharmaceuticals market and continued acceleration of growth in emerging markets.

•	The net effect of foreign currency on fourth quarter 2006 revenues was a favorable impact of 3 percent compared to fourth quarter 2005.

•

Gross margin, on a non-GAAP basis, improved 50 basis points over third quarter 2006 to 58.7 percent for fourth quarter 2006. This represents a decline of 110 basis points from the same period of the prior year, due to higher manufacturing and shipping costs, and a higher mix of revenue from lower margin businesses.

•	Full year 2006 tax rate was 30.9 percent, lower than previous quarters, due to the passing of the R&D tax credit, which resulted in a $2 million annual benefit.

•

Weighted shares outstanding declined to 49.2 million in the fourth quarter as a result of the continued execution of the share repurchase program. In fiscal year 2006, the company purchased 5.8 million shares for $350 million.

- more -

•

Cash from operating activities for the fourth quarter and the full year 2006, was $107 million and $235 million, respectively. Free cash flow for the fourth quarter was $90 million and for the full year was $174 million.

Segment and Geographic Highlights

•

BioDiscovery revenue was $213 million in the fourth quarter, an increase of 6 percent over third quarter 2006 and 3 percent over the same period in the previous year, despite the significant level of comparable revenues in the prior year.

•

Continued acceleration in the drug discovery sciences business, which delivers target validation technologies, resulted in double digit sequential and year-over-year growth. The acquisition of Sentigen, completed in fourth quarter 2006, has strengthened the coverage of Invitrogen’s Drug Discovery Sciences business unit across the classes of drug targets in humans, and has added novel formats for delivering cells used in cell-based assays.

•

Gene Expression delivered another quarter of strong growth with continued adoption of its leading RNAi technology, a full suite of microRNA products for epigenetics researchers, and 35 percent growth of qPCR products.

•	Antibody sales ended the quarter with positive year-over-year growth, as the facility consolidation program was completed and we were better able to meet customer demand.

•

Accelerated adoption of integrated bench-top devices that were launched in 2006 demonstrate the value these systems provide to researchers. These systems contributed significantly to the strong fourth quarter performance.

•	OEM sales within the beads based (Dynal) business unit, as typical in the last quarter of the year, resulted in strong double-digit sequential growth.

•

Cell Culture Systems revenue was $117 million in fourth quarter 2006, an increase of 7 percent sequentially and down one percent over the same period in the previous year. Year over year comparisons were impacted by the sera business unit, which was down 11 percent to $27 million in the fourth quarter. Excluding the sera business and the previously announced divestiture of BioReliance Germany which contributed $2.5 million of revenue per quarter, total revenue growth for Cell Culture Systems would have been 6 percent year over year.

•	Several new products were launched utilizing a new flexible packaging solution, extending the GIBCO® product reach into high throughput automated processing markets.

•	Cell Culture Research specialty media had strong double digit growth driven by accelerated growth in Asia Pacific and new product introductions.

•	Cell Culture Production sustained third quarter performance into the fourth quarter. This performance is expected to continue into 2007 driven by the European and North American regions.

- more -

•	Considerable progress was made to restore the research sera business to positive growth through the deployment of a new sales and marketing campaign.

•

Revenue growth by region for the fourth quarter was negative 3 percent in the Americas, offset by positive growth of 6 percent in Europe and 13 percent in Asia Pacific. The emerging markets of India, China, Korea and Singapore all had strong double-digit growth.

•	R&D investments continued to pay off with the launch of 1,400 new products during 2006. Revenue from products introduced in the past 24 months reached 9 percent of total company revenue.

•	Orders transacted through e-commerce channels increased to more than 50 percent in the Americas, and more than 40 percent globally.

New Product Highlights

•

E-Gel® CloneWell(TM) SYBR® gels were launched, the newest addition to the company’s patented E-Gel® line of products. These gels provide a fast and convenient way to obtain improved cloning efficiency without exposing the user to harmful UV trans-illumination.

•

A new universal bag collection for GIBCO® cell culture media and reagents was introduced. These bags provide researchers with the highest quality media products in a convenient and flexible packaging format as their work moves from the bench to automated systems.

•

Dynal introduced the newest proteomic sample preparation technology, Dynabeads® SCX. These magnetic beads precisely separate proteomic samples based on isoelectric point and net charge differences, in preparation for downstream analyses such as mass spectrometry, HPLC or 1D/2D gel electrophoresis.

Fiscal Year 2007 Outlook

Subject to the risk factors detailed in the Safe Harbor Statement section of this release, the company provided its expectations for fiscal year 2007 financial performance. Revenue from continuing operations is expected to increase low-to-mid single digits in 2007. Non-GAAP earnings per share from continuing operations are expected to grow two to three times the rate of revenue. Divestitures are expected to be EPS neutral. The company will provide further detail on its business outlook during the conference call today.

“Although we had improved financial performance in the fourth quarter of 2006, we still have work in front of us to accelerate organic growth and optimize operating margins. However, we believe the decisions we made to divest of some non-core units, and the action plans in place for the balance of the portfolio will enable us to capitalize fully on the strength of our franchise and maximize shareholder value,” said David Hoffmeister, Invitrogen’s Chief Financial Officer.

- more -

Conference Call and Webcast Details

The company will discuss its financial and business results as well as its business outlook on its conference call at 5 pm Eastern Time today. This conference call will contain forward-looking information. The conference call will include a discussion of “non-GAAP financial measures” as that term is defined in Regulation G. For actual results, the most directly comparable GAAP financial measures and information reconciling these non-GAAP financial measures to the company’s financial results determined in accordance with GAAP, as well as other material financial and statistical information to be discussed on the conference call will be posted at the Company’s Investor Relations website at www.invitrogen.com.

The conference call will be webcast live over the Company’s investor relations website at www.invitrogen.com and will be archived at the site for one month.

To listen to the live conference call, please dial (800) 901-5231 (domestic) or (617) 786-2961 (international) and use passcode 17485643. A replay of the call will be available for one week by dialing (888) 286-8010 (domestic) and ((617) 801-6888 (international). The passcode for the replay is 14382291.

About Invitrogen

Invitrogen Corporation (Nasdaq:IVGN) provides products and services that support academic and government research institutions and pharmaceutical and biotech companies worldwide in their efforts to improve the human condition. The company provides essential life science technologies for disease research, drug discovery, and commercial bioproduction. Invitrogen’s own research and development efforts are focused on breakthrough innovation in all major areas of biological discovery including functional genomics, proteomics, bioinformatics and cell biology — placing Invitrogen’s products in nearly every major laboratory in the world. Founded in 1987, Invitrogen is headquartered in Carlsbad, California, and conducts business in more than 70 countries around the world. The company is celebrating 20 years of accelerating scientific discovery. Invitrogen globally employs approximately 5,000 scientists and other professionals and had revenues of approximately $1.26 billion in 2006. For more information, visit www.invitrogen.com.

Statement Regarding Use of Non-GAAP Measures

We regularly have reported non-GAAP measures for net income and earnings per share as non-GAAP results. These measures are provided as supplementary information and are not a substitute for, or superior to, financial measures calculated in accordance with GAAP. These non-GAAP measures are limited because they do not reflect the entirety of our business results.

We define our non-GAAP results as our GAAP results excluding the after tax impact of the following items:

•	Acquisition related amortization

•	In process research and development expenses

•	Acquisition related gains and losses

•	Asset impairment charges related to a portfolio review

•	Business consolidation costs required to realize cost synergies from combining our acquired entities with our existing operations

•	Certain significant one time events that are unlikely to recur

•	Share based payment expenses as a result of adoption of FAS123R

•	Effect of 2006 convertible subordinated notes

- more -

Management views these excluded items as not indicative of the operating results or cash flows of its operations and excludes these items as a supplemental disclosure to assist investors in evaluating and assessing our past and future operational performance. This presentation of our non-GAAP results is consistent with how management internally evaluates the performance of its operations.

We encourage investors to carefully consider our results under GAAP, as well as our non-GAAP disclosures and the reconciliation between these presentations to more fully understand our business. Reconciliations between GAAP results and non-GAAP results are presented on the following pages.

Safe Harbor Statement

Certain statements contained in this press release and in today’s conference call are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and it is Invitrogen’s intent that such statements be protected by the safe harbor created thereby. Such statements include, but are not limited to statements regarding Invitrogen’s: 1) financial projections, including revenue and non-GAAP earnings per share; 2) plans to address underperforming businesses in our portfolio; 3) momentum in 2007; and 4) plans to accelerate organic growth and increase operating margins. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to a) the Company’s ability to identify promising technology and new product development opportunities; b) the Company’s ability to identify and implement measures to effect cost savings and efficiency improvements; and c) the Company’s ability to identify acquisitions and organic growth opportunities that will position it to serve growing markets, as well as other risks and uncertainties detailed from time to time in Invitrogen’s Securities and Exchange Commission filings.

INVITROGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

AND RECONCILIATION OF NON-GAAP ADJUSTMENTS(1)

(in thousands, except per share data)	For the three months ended December 31, 2006				For the three months ended December 31, 2005
(unaudited)
	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP
Revenues	$329,801	$—		$329,801	$325,276	$—		$325,276
Cost of revenues	137,724	(1,355	) (2)(3)(4)	136,369	143,883	(13,119	) (2)(3)	130,764

Gross profit	192,077	1,355		193,432	181,393	13,119		194,512

Gross margin	58%			59%	56%			60%

Operating expenses:
Sales and marketing	60,583	(1,423	) (3)(4)	59,160	56,156	(61	) (3)	56,095
General and administrative	41,813	(4,602	) (3)(4)	37,211	36,683	(10	) (3)	36,673
Research and development	25,285	(1,016	) (3)(4)	24,269	27,395	(213	) (3)	27,182
Purchased intangibles amortization	148,939	(148,939	) (5)(6)	—	30,043	(30,043	) (5)	—
Purchased in-process research and
development	—	—		—	3,160	(3,160	) (7)	—
Business consolidation costs	4,497	(4,497	) (8)	—	960	(960	) (8)	—

Total operating expenses	281,117	(160,477)		120,640	154,397	(34,447)		119,950

Operating income (loss)	(89,040)	161,832		72,792	26,996	47,566		74,562

Operating margin	-27%			22%	8%			23%
Interest income	5,515	—		5,515	6,128	—		6,128
Interest expense	(7,786)	—		(7,786)	(8,926)	—		(8,926)
Other income (expense), net	(174)	—		(174)	27,517	(25,485	) (9)	2,032

Total other income (expense), net	(2,445)	—		(2,445)	24,719	(25,485)		(766)

Income (loss) before provision for income taxes	(91,485)	161,832		70,347	51,715	22,081		73,796
Income tax provision	(8,669)	(12,020	) (10)	(20,689)	(2,121)	(20,836	) (10)	(22,957)

Net income (loss)	$(100,154)	$149,812		$49,658	$49,594	$1,245		$50,839

Effective tax rate	-9%			29%	4%			31%
Add back interest expense for subordinated debt, net of tax	—	89	(11)	89	1,670	—		1,670

Numerator for diluted earnings (loss) per share	$(100,154)	$149,901		$49,747	$51,264	$1,245		$52,509

Earnings (loss) per common share:
Basic	$(2.08)			$1.03	$0.94			$0.96

Diluted	$(2.08)			$1.01	$0.87			$0.90

Weighted average shares used in per share calculation:
Basic	48,076	—		48,076	52,797	—		52,797
Diluted	48,076	1,143	(11)	49,219	58,661	—		58,661

(1)

The Company has regularly reported non-GAAP results which exclude the amortization of purchased intangibles, charges for inventory revaluation on products sold that were previously written-up under purchase accounting rules, in-process research and development and acquisition related deferred compensation to provide a supplemental comparison of results of operations. In addition, expenses related to share-based payments as a result of the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payments,” have been excluded from 2006 non-GAAP results.

(2)	Add back noncash charges for purchase accounting inventory revaluations of $0 and $13.0 million for the three months ended December 31, 2006 and 2005, respectively.
(3)

Add back amortization of deferred compensation totaling $0.1 million and $0.3 million for the three months ended December 31, 2006 and 2005, respectively, related to stock option plans assumed in business combinations.

(4)

Add back expenses related to share-based payments as a result of the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payments,” of $8.3 million for the three months ended December 31, 2006.

(5)	Add back amortization of purchased intangibles.
(6)	Add back goodwill impairment charge recorded for the three months ended December 31, 2006.
(7)	Add back in-process research and development.
(8)	Add back business consolidation costs.
(9)	Add back gain on recognition of cumulative translation adjustments as a result of repatriating certain undistributed earnings of foreign subsidiaries.
(10)

Non-GAAP tax expense is higher than GAAP tax expense primarily because certain acquisition related costs such as charges for inventory revaluation, amortization of acquired intangibles, in-process research and development and deferred compensation are deducted for GAAP purposes but excluded for non-GAAP purposes. In addition, 2006 GAAP net income includes expenses related to share-based payments as a result of the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payments,” which are deducted for GAAP purposes but excluded for non-GAAP purposes. These deductions produce a GAAP only tax benefit which is added back for non-GAAP presentation. In addition, 2005 GAAP tax expense includes a one time tax benefit related to dividend repatriation under the American Jobs Creation Act, which has been excluded from non-GAAP tax expense.

(11)	The effect of convertible senior notes and stock options were antidilutive for GAAP purposes, but excluded for non-GAAP purposes.

INVITROGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

AND RECONCILIATION OF NON-GAAP ADJUSTMENTS(1)

(in thousands, except per share data)	For the year ended December 31, 2006				For the year ended December 31, 2005

(unaudited)
	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP
Revenues	$1,263,485	$—		$1,263,485	$1,198,452	$—		$1,198,452
Cost of revenues	511,140	(7,953	) (2)(3)(4)	503,187	495,230	(30,287	) (2)(3)	464,943

Gross profit	752,345	7,953		760,298	703,222	30,287		733,509

Gross margin	60%			60%	59%			61%

Operating expenses:
Sales and marketing	244,273	(5,081	) (3)(4)	239,192	213,574	(243	) (3)	213,331
General and administrative	158,478	(26,685	) (3)(4)	131,793	129,828	(45	) (3)	129,783
Research and development	107,596	(4,161	) (3)(4)	103,435	99,299	(860	) (3)	98,439
Purchased intangibles amortization	387,677	(387,677	) (5)(6)	—	115,319	(115,319	) (5)	—
Purchased in-process research and				—
development	—	—		—	17,046	(17,046	) (7)	—
Business consolidation costs	12,540	(12,540	) (8)	—	960	(960	) (8)	—

Total operating expenses	910,564	(436,144)		474,420	576,026	(134,473)		441,553

Operating income (loss)	(158,219)	444,097		285,878	127,196	164,760		291,956
Operating margin	-13%			23%	11%			24%
Interest income	27,377	—		27,377	24,671	—		24,671
Interest expense	(32,352)	—		(32,352)	(34,201)	—		(34,201)
Other income (expense), net	461	(1,344	) (10)	(883)	56,164	(45,608	) (9)	10,556

Total other income (expense), net	(4,514)	(1,344)		(5,858)	46,634	(45,608)		1,026

Income (loss) before provision for income taxes	(162,733)	442,753		280,020	173,830	119,152		292,982
Income tax provision	(28,316)	(58,211	) (11)	(86,527)	(41,784)	(51,970	) (11)	(93,754)

Net income (loss)	$(191,049)	$384,542		$193,493	$132,046	$67,182		$199,228
Effective tax rate	-17%			30.9%	24%			32%
Add back interest expense for subordinated debt, net of tax	—	574	(12)	574	7,895	—		7,895

Numerator for diluted earnings (loss) per share	$(191,049)	$385,116		$194,067	$139,941	$67,182		$207,123

Earnings (loss) per common share:
Basic	$(3.72)			$3.76	$2.53			$3.81

Diluted	$(3.72)			$3.67	$2.33			$3.45

Weighted average shares used in per share calculation:
Basic	51,393	—		51,393	52,238	—		52,238
Diluted	51,393	1,469	(12)	52,862	60,014	—		60,014

(1)

The Company has regularly reported non-GAAP results which exclude the amortization of purchased intangibles, charges for inventory revaluation on products sold that were previously written-up under purchase accounting rules, in-process research and development and acquisition related deferred compensation to provide a supplemental comparison of results of operations. In addition, expenses related to share-based payments as a result of the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payments,” have been excluded from 2006 non-GAAP results.

(2)	Add back noncash charges for purchase accounting inventory revaluations of $4.4 million and $30.0 million for the years ended December 31, 2006 and 2005, respectively.
(3)

Add back amortization of deferred compensation totaling $0.6 million and $1.4 million for the years ended December 31, 2006 and 2005, respectively, related to stock option plans assumed in business combinations.

(4)

Add back expenses related to share-based payments as a result of the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payments,” of $38.9 million for the year ended December 31, 2006.

(5)	Add back amortization of purchased intangibles.
(6)	Add back goodwill impairment charge recorded for the year ended December 31, 2006.
(7)	Add back in-process research and development.
(8)	Add back business consolidation costs.
(9)

Add back $20.1 million gain on foreign currency transaction, net of loss on sale of investments used for business acquisitions and $25.5 million gain on recognition of cumulative translation adjustments as a result of repatriating certain undistributed earnings of foreign subsidiaries.

(10)	Deduct gain on sale of a business operation.
(11)

Non-GAAP tax expense is higher than GAAP tax expense primarily because certain acquisition related costs such as charges for inventory revaluation, amortization of acquired intangibles, in-process research and development and deferred compensation are deducted for GAAP purposes but excluded for non-GAAP purposes. In addition, 2006 GAAP net income includes expenses related to share-based payments as a result of the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payments,” which are deducted for GAAP purposes but excluded for non-GAAP purposes. These deductions produce a GAAP only tax benefit which is added back for non-GAAP presentation. In addition, 2005 GAAP tax expense includes a one time tax benefit related to dividend repatriation under the American Jobs Creation Act, which has been excluded from non-GAAP tax expense.

(12)	The effect of convertible senior notes and stock options were antidilutive for GAAP purposes, but excluded for non-GAAP purposes.

INVITROGEN CORPORATION

EBITDA INFORMATION

	For the three months ended December 31,		For the years ended December 31,
(in thousands) (unaudited)
	2006	2005	2006	2005
Operating income (loss) reported under GAAP	$(89,040)	$26,996	$(158,219)	$127,196
Add back in-process research and development, merger related amortization and goodwill impairment	149,043	46,606	392,619	163,800
Add back depreciation	11,409	10,088	41,219	38,671
Add back amortization of non merger-related deferred compensation	10,621	1,676	46,755	6,018
Add back amortization of all other intangible assets	1,031	572	3,271	3,619

EBITDA	$83,064	$85,938	$325,645	$339,304

INVITROGEN CORPORATION

BUSINESS SEGMENT HIGHLIGHTS

FOR THE THREE MONTHS ENDED DECEMBER 31, 2006 AND 2005

(in thousands) (unaudited)	Bio- Discovery	Cell Culture	Corporate and Unallocated(1)	Total
Three months ended December 31, 2006
Revenues	$212,517	$117,284	$—	$329,801

Gross profit (loss)	140,227	53,205	(1,355)	192,077

Gross margin	66%	45%		58%

Selling and administrative	69,815	26,556	6,025	102,396
Research and development	21,427	2,842	1,016	25,285
Purchased intangibles amortization and business consolidation costs	—	—	153,436	153,436

Operating income (loss)	$48,985	$23,807	$(161,832)	$(89,040)

Operating margin	23%	20%		-27%

Three months ended December 31, 2005
Revenues	$206,841	$118,435	$—	$325,276

Gross profit (loss)	141,517	52,995	(13,119)	181,393

Gross margin	68%	45%		56%

Selling and administrative	66,316	26,452	71	92,839
Research and development	24,260	2,922	213	27,395
Purchased intangibles amortization, in-process research and development and business consolidation costs	—	—	34,163	34,163

Operating income (loss)	$50,941	$23,621	$(47,566)	$26,996

Operating margin	25%	20%		8%

(1)

Unallocated items for the three months ended December 31, 2006 and 2005, include noncash charges for purchase accounting inventory revaluations of $0 and $13.0 million, amortization of purchased intangibles of $28.5 million and $30.0 million, in-process research and development of $0 and $3.2 million, amortization of deferred compensation of $0.1 million and $0.3 million and business consolidation costs of $4.5 million and $1.0 million, and expenses related to share-based payments as a result of the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payments,” of $8.3 million and $0 million, respectively. These items are not allocated by management for purposes of analyzing the operations since they are principally non-cash or other costs resulting primarily from business restructuring or purchase accounting that are separate from ongoing operations.

INVITROGEN CORPORATION

BUSINESS SEGMENT HIGHLIGHTS

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

(in thousands) (unaudited)	Bio- Discovery	Cell Culture	Corporate and Unallocated(1)	Total
Year ended December 31, 2006
Revenues	$821,869	$441,616	$—	$1,263,485

Gross profit (loss)	553,450	206,848	(7,953)	752,345

Gross margin	67%	47%		60%

Selling and administrative	270,771	100,214	31,766	402,751
Research and development	91,032	12,403	4,161	107,596
Purchased intangibles amortization, in-process research and development and business consolidation costs	—	—	400,217	400,217

Operating income (loss)	$191,647	$94,231	$(444,097)	$(158,219)

Operating margin	23%	21%		-13%

Year ended December 31, 2005
Revenues	$736,599	$461,853	$—	$1,198,452

Gross profit (loss)	515,984	217,525	(30,287)	703,222

Gross margin	70%	47%		59%

Selling and administrative	241,463	101,651	288	343,402
Research and development	86,779	11,660	860	99,299
Purchased intangibles amortization and in-process research and development	—	—	133,325	133,325

Operating income (loss)	$187,742	$104,214	$(164,760)	$127,196

Operating margin	25%	23%		11%

(1)

Unallocated items for the year ended December 31, 2006 and 2005, include noncash charges for purchase accounting inventory revaluations of $4.4 million and $30.0 million, amortization of purchased intangibles of $267.2 million and $115.3 million, in-process research and development of $0 and $17.0 million, amortization of deferred compensation of $0.6 million and $1.4 million and business consolidation costs of $12.5 million and $1.0 million, and expenses related to share-based payments as a result of the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payments,” of $38.9 million and $0 million, respectively. These items are not allocated by management for purposes of analyzing the operations since they are principally non-cash or other costs resulting primarily from business restructuring or purchase accounting that are separate from ongoing operations.

INVITROGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years
	ended December 31,
	2006	2005
(in thousands)	(unaudited)
Net income (loss)	$ (191,049)	$132,046
Add back in-process research and development, merger related amortization and goodwill impairment	392,619	163,800
Add back depreciation	41,219	38,671
Balance sheet changes	(17,379)	40,426
Other noncash adjustments	9,650	(65,599)

Net cash provided by operating activities	235,060	309,344
Capital expenditures	(61,086)	(71,755)

Free cash flow	173,974	237,589
Net cash provided by (used in) other investing activities	290,904	(85,887)
Net cash (used in) provided by financing activities	(549,151)	104,883
Effect of exchange rate changes on cash	15,935	(19,751)

Net increase (decrease) in cash and cash equivalents	$(68,338)	$236,834

INVITROGEN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	December 31, 2006	December 31, 2005
ASSETS	(unaudited)
Current assets:
Cash and investments	$380,276	$751,872
Trade accounts receivable, net of allowance for doubtful accounts	205,253	194,942
Inventories	149,700	136,753
Deferred income taxes	36,041	35,147
Prepaid expenses and other current assets	26,586	32,482

Total current assets	797,856	1,151,196
Property and equipment, net	300,940	278,447
Goodwill	1,625,175	1,866,288
Intangible assets, net	391,748	490,996
Long-term investments	2,850	187
Other assets	64,306	89,935

Total assets	$3,182,875	$3,877,049

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$2,218	$234,246
Accounts payable, accrued expenses and other current liabilities	223,415	244,344
Income taxes	21,998	32,987

Total current liabilities	247,631	511,577
Long-term debt	1,152,757	1,151,923
Pension liabilities	38,444	16,431
Deferred income tax liability	100,547	141,432
Other long-term liabilities	13,069	13,892
Stockholders’ equity	1,630,427	2,041,794

Total liabilities and stockholders’ equity	$3,182,875	$3,877,049